UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2006

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	11-3707493 (I.R.S. Employer Identification No.)

527 Madison Avenue, 16th Floor, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 319-8801
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry Into a Material Definitive Agreement.

On November 3, 2006, NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), and certain subsidiaries entered into a Revolving Credit Agreement (the “Agreement”) with Keybanc Capital Markets (the “Administrative Agent”) and Bank of America, N.A., as co-lead arrangers. The Agreement provides for an unsecured, $100 million revolving credit facility (the “Facility”), has a term of three years and bears interest at between 2.00% to 2.50% over LIBOR, based on our overall company leverage.

The Facility is supported by an identified asset base with advance rates that vary from 40% to 90% of the asset value provided under a borrowing base calculation. The Administrative Agent has consent rights to the inclusion of assets in the borrowing base calculation.

The terms of the Facility include covenants that (a) limit the Company’s maximum total indebtedness to no more than 90% of total assets, (b) require the Company’s fixed charge coverage ratio to be no less than 1.30 to 1.0, (c) require the Company to maintain minimum tangible net worth of not less than 85% of the Company’s tangible net worth at the closing of the Facility, plus 75% of the net proceeds from equity offerings completed after the closing of the Facility, (d) limit the Company’s recourse indebtedness to 10% of total assets, (e) restrict the Company from making distributions in excess of a maximum of 100% of its adjusted funds from operations, except that the Company may in any case pay distributions necessary to maintain its REIT status, and (f) require the Company to hedge its interest rate exposure such that a 100 basis point fluctuation in interest rates in a quarter would not negatively impact the Company’s adjusted funds from operations in such quarter annualized by greater than 10%. The Facility also contains certain customary representations and warranties and events of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp. (Registrant)
Date: November 6, 2006	By:	/s/ Albert Tylis Albert Tylis General Counsel